COLLARINI

Collarini Associates
3100 Wilcrest Drive, Suite 140
Houston, Texas 77042
Tel. (832) 251-0160
www.collarini.com

July 27, 2011

Randy M. Griffin
Chief Executive Officer
Mesa Energy Holdings, Inc.
5220 Spring Valley Road, Suite 525
Dallas, Texas 75254

RE: Consent of independent petroleum engineers

Dear Mr. Griffin:

We hereby consent to the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of the Lake Hermitage Field owned by Tchefuncte Natural Resources, LLC ("TNR") as of April 1, 2011, included in Mesa Energy Holdings, Inc.'s 8-K filings.

Very truly yours,
COLLARINI ASSOCIATES

Mitch Reece, P.E.
President

MCR/tlk